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James J. Groberg / Ron Kochman                            Lynn Newman
Volt Information Sciences, Inc                            Lucent Technologies
(212) 704-2400                                            908-582-3193 (work)
Voltinvest@volt.com                                       973-993-8033 (home)
-------------------                                       lynnnewman@lucent.com
                                                          ---------------------

                                                          Linda Edgerton
                                                          Lucent Technologies
                                                          336-279-3024 (work)
                                                          800-807-0616 (pager)
                                                          ledgerton@lucent.com
                                                          ---------------------

VOLT INFORMATION SCIENCES TO PURCHASE PORTIONS OF TWO LUCENT TECHNOLOGIES SUBSIDIARIES

FOR IMMEDIATE RELEASE: WEDNESDAY, NOVEMBER 17, 1999

     NEW YORK, N.Y. - Volt Information Sciences, Inc. (NYSE: VOL) and Lucent Technologies (NYSE: LU) announced today that they have signed a definitive agreement for Volt to purchase the Wired Services and Professional Staffing divisions of two Lucent subsidiaries. The two divisions are a Wired Services Division that installs cable, wire and small telecommunications systems for businesses, and a Professional Staffing Division that provides technical, management and administrative personnel for temporary assignments. Financial terms of the transaction were not disclosed.

     The two divisions being sold are part of Lucent Technologies Technical Services Company and Lucent Technologies Services Company, subsidiaries which originally were formed to provide Lucent with short-term staffing for government communications contracts. Over time these subsidiaries evolved to provide telecommunication services and temporary staffing to commercial customers as well.

     Lucent will retain the government contracts currently supported by these two services subsidiaries.

     The two divisions being purchased by Volt employ approximately 970 employees.

     Commenting on the transaction with Volt, Jim O'Neill, president of Lucent Technologies, Government Solutions stated, "We've determined that these commercial portions of the business - though healthy and profitable - are not central to Lucent or to our strategic focus in the government marketplace. In looking for a buyer, it was our objective to find a respected company that would value our employees and provide them with comparable pay and benefits. We're convinced that Volt fits that bill."

                                     -more-



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     William Shaw, president of Volt, added, "We are extremely pleased with the addition of the quality workforce of these two Lucent divisions to Volt's operations. This transaction is another example of how Volt allows its clients to focus on their primary business by utilizing Volt's core competencies in staffing and telecommunications outsourcing services."

     Lucent Technologies, headquartered in Murray Hill, N.J., designs, builds and delivers a wide range of public and private networks, communications systems and software, data networking systems, business telephone systems and microelectronic components. Bell Labs is the research and development arm for the company. For more information on Lucent Technologies, visit the company's Internet web site at http://www.lucent.com.

     For nearly half a century, Volt Information Sciences, Inc. has been a leading national provider of Staffing Services, Telecommunications Services, and Electronic Publication and Typesetting Systems for its Fortune 100 customer base. Operating through a network of over 300 branch offices, the Staffing Services segment fulfills IT, and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. Telecommunications Services provides complete telephone directory production, printing and publishing; a full spectrum of telecommunications construction, installation and engineering services; and information and operator services systems for telephone companies. Electronic Publication and Typesetting Systems provides digital prepress publishing solutions for its high circulation customers, primarily newspapers. For additional information, please visit the Volt Information Sciences, Inc. web site at www.volt.com.

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